Exhibit 23 (b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Computer Task Group, Incorporated:

We consent to the use of our report dated March 15, 2019, with respect to the consolidated balance sheet of Computer Task Group, Incorporated and subsidiaries as of December 31, 2018, the related consolidated statements of operations, comprehensive income (loss), cash flows and shareholders’ equity for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Rochester, New York

December 17, 2020